EXHIBIT 99.3

AVASOFT, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of AVASOFT, INC. and EZEE WHIP EUROPE LIMITED using the purchase method of accounting.

The unaudited pro forma combined condensed financial statements are based in part upon (i) the audited financial statements of Avasoft, Inc. for the twelve months ended December 31, 2006 (ii) the unaudited financial statements of Avasoft, Inc. for the nine months ended September 30, 2007 (iii) the audited financial statements of Ezee Whip Europe Limited from inception, July 1, 2006, to December 31, 2006 included in Exhibit 99.1 hereto (iv) the audited financial statements of Ezee Whip Europe Limited for the 9 months ended September 30, 2007 included in Exhibit 99.2 hereto.  There were no transactions within the combined group.  Accordingly, no amounts were required to be eliminated in the combination.  The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 are presented to give the effect to the merger of Avasoft, Inc., and the acquisition of assets of Ezee Whip Europe Limited as if the acquisitions occurred on January 1, 2006.

Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values and do not include liabilities, if any, which are not presently estimable, the actual amounts recorded may differ materially from the information presented in these unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial information is not intended to represent or be indicative of the combined results of operations or financial condition of Avasoft, Inc., that would have been reported had the acquisition above been completed as of the date presented, and should not be taken as representative of the future combined results of operations or financial position of Avasoft, Inc.

AVASOFT, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
September 30, 2007

		EZEE WHIP
	HISTORICAL	EUROPE	PRO FORMA		PRO FORMA
	AVASOFT, INC.	LIMITED (a)	ADJUSTMENTS		AVASOFT, INC
Current Assets
Total current assets	1,390,931	317,781	-		1,708,712

Property and equipment, net	32,429	10,211			42,640

Goodwill	-	-	1,592,330	(b)	1,592,330

Tooling equipment, net	647,148				647,148

Total assets	$ 2,070,508	$ 327,992	$ 1,592,330		$ 3,990,830

Current Liabilities
Total current liabilities	1,986,800	352,129	250,000	(c)	2,588,929

Note payable due after one year	1,050,270				1,050,270

Total liabilities	3,037,070	352,129	250,000		3,639,199

Shareholders' Deficit
Common stock, $0.001 par value	19,700	-	1,305	(d)	21,005
Additional paid in capital	8,708,517	-	1,316,888	(d)	10,025,405
Accumulated deficit	(9,694,779)	(24,137)	24,137	(e)	(9,694,779)

Total stockholders' deficit	(966,562)	(24,137)	1,342,330		351,631

Total liabilities and shareholders' deficit	$ 2,070,508	$ 327,992	$ 1,592,330		$ 3,990,830

AVASOFT, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Twelve Months Ended December 31, 2006

		EZEE WHIP
	HISTORICAL	EUROPE	PRO FORMA		PRO FORMA
	AVASOFT, INC.	LIMITED (a)	ADJUSTMENTS		AVASOFT, INC.

Revenue
Product sales, net	$ 570,740	$ 210,946	-		$ 781,686

Cost of goods sold
Cost of goods sold	485,081	151,956	-		637,037

Gross Profit (Loss)	85,659	58,990	-		144,649

Operating expenses (income)
Selling, general and administrative	1,298,192	22,794	-		1,320,986
Payroll expenses	1,189,543				1,189,543
Royalty expenses (income)	149,936				149,936
Operating expenses	2,637,671	22,794	-		2,660,465

Loss from operations	(2,552,012)	36,195	-		(2,515,817)

Other expense	800				800
Interest expenses	(2,024,113)				(2,024,113)

Net loss	$ (4,575,325)	$ 36,195	-		$ (4,539,130)

Loss per common share
Basic and diluted	$ (0.68)		$ (0.12)	(f)	$ (0.56)

Weighted average shares outstanding - basic and diluted	6,759,310		1,305,142	(g)	8,064,452

AVASOFT, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007

		EZEE WHIP
	HISTORICAL	EUROPE	PRO FORMA		PRO FORMA
	AVASOFT, INC.	LIMITED (a)	ADJUSTMENTS		AVASOFT, INC.

Revenue
Product sales, net	$ 1,000,436	$ 598,707	-		$ 1,599,143

Cost of goods sold
Cost of goods sold	1,773,087	462,657	-		2,235,744

Gross Profit (Loss)	(772,651)	136,050	-		(636,601)

Operating expenses (income)
Selling, general and administrative	1,719,665	196,177	-		1,915,842
Payroll expenses	1,433,987				1,433,987
Royalty expenses (income)	90,091				90,091
Operating expenses	3,243,743	196,177	-		3,439,920

Loss from operations	(4,016,394)	(60,127)	-		(4,076,521)

Other expense	2,000				2,000
Interest expenses	(926,917)				(926,917)

Net loss	$ (4,941,311)	$ (60,127)	-		$ (5,001,438)

Loss per common share
Basic and diluted	$ (0.25)		$ (0.01)	(f)	$ (0.24)

Weighted average shares outstanding - basic and diluted	19,699,923		1,305,142	(g)	21,005,065

AVASOFT, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

1. Basis of Presentation

Avasoft, Inc. - The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant intercompany transactions have been eliminated.

Ezee Whip Europe Limited -  The condensed consolidated financial statements have been prepared in accordance with International Standards on Auditing (UK and Ireland) All significant intercompany transactions have been eliminated.

2. The Acquisition

On October 15, 2007 Avasoft, Inc. entered into an agreement to purchase Ezee Whip Europe Limited, a UK Corporation, including all assets and liabilities in exchange for $250,000 in cash and 1,305,142 shares of Avasoft, Inc. common stock.

The estimated purchase price of Ezee Whip Europe Limited consists of the following

Cash consideration	$250,000
Common stock issued (1,305,142 shares at $1.01 per share)	1,318,193
Estimated liabilities assumed	352,129
$1,920,322

The company is obligated to pay the $250,000 cash consideration by June 30, 2008, otherwise Ezee Whip Europe Limited has the option of (a) repurchasing the common stock issued at a 50% discount and exiting the agreement, (b) receiving ½ the number of shares and exiting the agreement, or (c) accruing interest on the Cash Consideration at ten percent (10%) per annum.

3. Pro Forma Adjustments

(a) Ezee Whip Europe Limited financial statements have been converted to United States Dollars per the Interbank Rate of:

(i) 0.5107 to 1 British Pounds to United States Dollars for the period ending December 31, 2006

(ii) 0.4886 to 1 British Pounds to United States Dollars for the period ending September 30, 2007

(b) To record the excess of purchase price over the net assets acquired from Ezee Whip Europe Limited as goodwill.

(c) To record the $250,000 cash consideration as a note payable.

(d) To record the common stock at par value and additional paid in capital in connection with the purchase of Ezee Whip Europe Limited.

(e) To eliminate the accumulated deficit of Ezee Whip Europe Limited.

(f) To record the adjustment to basic and diluted loss per common share in connection with the purchase of Ezee Whip Europe Limited.

(g) To record 1,305,142 shares of common stock issued in the acquisition of Ezee Whip Europe Limited.